EXHIBIT 1A - 6D

ISSUER AGREEMENT

INTRODUCTION

This Issuer Agreement (“Agreement”) confirms that the undersigned impact issuer (hereinafter called either the “Applicant,” “you” or “your”) shall engage Bequia Securities, LLC, dba SVX.US (hereinafter called either “SVX.US,” “we,” or “our”) to perform the services of a registered Broker Dealer as described on Schedule A hereto. Applicant and SVX.US together shall be referred to as the “Parties.”

SVX.US

SVX.US is a dba of Bequia Securities, LLC, a Delaware limited liability company. Bequia Securities is registered as a broker dealer with the US Securities and Exchange Commission (“SEC”) and a member of FINRA.

The following set forth the terms and conditions under which SVX.US will provide registered Broker Dealer services on behalf of the Applicant, including the facilitation of Applicant’s offering via the SVX.US online platform.

SCOPE OF ENGAGEMENT

SVX.US agrees to use its commercially reasonable efforts as an agent of the Applicant to raise funds according to the terms set out in this exclusive Agreement. The Applicant may not engage the services of other broker dealers within six months of being onboarded to the SVX.US online platform, unless this Agreement is terminated in accordance with Sections 12(a), 12(b) or 12(d) below.

In consideration of the SVX.US Broker Dealer services provided for raising capital by an exemption to registration under Section 3(a)(4) and/or Regulation A+ of the U.S. Securities Act of 1933, the Applicant agrees with the following:

1.	The Applicant will comply with all SVX.US requirements applicable to issuers granted access to the SVX.US online platform, including SVX.US rules, regulations, policies, rulings, and procedural requirements and any additions or amendments which may be made from time to time (collectively, the “SVX.US Requirements”). Without limiting the foregoing, the Applicant will comply with all SVX.US Requirements concerning information posted by issuers on the SVX.US online platform. The Applicant will be notified if there are any material changes made to SVX.US Requirements, but failure of SVX.US to provide such notification does not limit your obligations under this Agreement. The Applicant acknowledges that it is responsible for reviewing the most current version of the SVX.US Requirements on the SVX.US website. The Applicant’s continued use of the SVX.US online platform will be deemed its conclusive acceptance of the SVX.US Requirements.

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2.	Without limiting the generality of paragraph one (1) hereof, the Applicant shall:

a.	Notify SVX.US within a reasonable time if the Applicant engages in any other offerings of securities, whether private debt or equity;

b.	For as long as the Applicant has outstanding securities issued in connection with an offering on the SVX.US online platform, file with and/or notify SVX.US and all applicable securities regulatory authorities (the “Regulators”), and send to each of its security holders, the documents required by the applicable exemption from registration of securities;

c.	Upload all notices, reports, or other written correspondence sent by the Applicant generally to its holders of securities issued in connection with an offering on the SVX.US online platform;

d.	Ensure all information the Applicant posts on the SVX.US online platform:

i.	Complies with all applicable securities legislation;

ii.	Does not contain promotional statements, material that cannot be reasonably supported, misrepresentations or untrue statements;

iii.	Is presented in a fair and balanced manner; and

iv.	Is not misleading.

e.	Notify SVX.US within a reasonable time if the Applicant changes the provisions attaching to any debt or equity securities which were issued in connection with an offering on the SVX.US online platform;

f.	Furnish to SVX.US, at any time upon demand, such information or documentation concerning the Applicant as SVX.US may reasonably require or request;

g.	Abide by all applicable securities laws, regulations, and policies;

h.	In connection with any offerings on the SVX.US online platform, file with the SEC (and any other applicable Regulators) all documents required to be filed under all applicable securities laws, regulations and policies; and

i.	Pay all applicable fees to the SEC (and any other applicable Regulators) in connection with any offerings on the SVX.US online platform.

3.	No person or company shall make a written or oral representation that the SEC or any other Regulator has in any way passed on the financial standing, fitness or conduct of a registrant or on the merits of an issuer or a security, derivative or underlying interest of a derivative.

4.	The Applicant acknowledges that it is the responsibility of the Applicant to comply with all applicable securities laws in relation to it issuing securities to investors, including those pertaining to the drafting/delivery/filing of offering memoranda with appropriate disclosures, the filing of reports of exempt offerings and the payment of any required third party fees. The Applicant will take reasonable steps to ensure that at the time any securities are issued in connection with an offering on the SVX.US online platform that such securities are being issued only to investors associated with the exemption that they are using for an offering. SVX.US shall only solicit offers to purchase securities from, and sell securities to, investors associated with the exemption that they are using for an offering, and only as permitted by and in compliance with applicable securities laws.

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5.	SVX.US acknowledges that it is also responsible to comply with all applicable securities laws in relation to its involvement in the issuance and/or sale of securities to investors. SVX.US is required to terminate any distribution on the SVX.US online platform and report immediately to the applicable securities regulatory authority or regulator if, at any time during the distribution on the SVX.US online platform, it appears to SVX.US that the business of the issuer is not being, or may not be, conducted with integrity.

6.	Applicant and SVX.US specifically acknowledge the USA PATRIOT Act (“Act”) and the Customer Identification Program/anti-money laundering provisions of said Act, and shall put in place processes and policies to meet the requirements of the Act. Furthermore, Applicant and SVX.US will provide such substantiation upon request by the other. Applicant, as part of the subscription documents, will include all appropriate verification of the identity of the signatory on the subscription documents and will confirm that the investor has exercised independent judgment in the purchase of such investment.

7.	All prospective investors submitted by SVX.US will be subject to Applicant’s approval. Applicant agrees that it has the ultimate responsibility to determine whether a prospective investor meets all applicable investment limits, minimum investment, and other qualification requirements necessary to invest in the offering. Subject to the foregoing, Applicant agrees that it will not unreasonably reject or delay accepting a subscription submitted by SVX.US if the prospective investor otherwise meets the eligibility criteria set forth in the offering materials.

CLOSING CONDITIONS

8.	As part of the closing process, the Applicant will:

a.	Ensure the accuracy of the representations and warranties set forth in the subscription agreement for the offering on closing;

b.	Agree to allot a sufficient number of securities to satisfy the offering;

c.	Agree to make all applicable securities filings required in connection with the offering on a timely basis;

d.	Agree to operate the business in the ordinary and usual course during the period between the signing of this Agreement and closing;

e.	Provide the principal closing items and deliverables;

f.	Disclose any pending or threatened litigation claims;

g.	Confirm the accuracy of financial statements;

h.	Confirm the Applicant is validly incorporated and organized and that the minute books are up-to-date;

i.	Confirm that the transaction documents, such as any subscription agreement, purchase agreement, etc., have been validly authorized by the corporation; and

j.	Confirm that the securities issued in connection with the financing transaction will be validly issued upon receipt of payment for such securities.

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CONFIDENTIALITY

9.	SVX.US collects information (which may include personal, confidential, non-public, criminal or other information) in forms that are submitted by the Applicant and/ or by officers, directors, employees and/or members of the Applicant. SVX.US will at all times preserve the confidentiality of information you disclose to us, subject only to applicable law and our professional and ethical obligations. SVX.US will comply with all applicable data privacy laws relating to the information provided. The Applicant acknowledges the information collected is for, but not limited to, the following purposes:

a.	Conducting background checks;

b.	Verifying the information that has been provided about the Applicant;

c.	Considering the eligibility of the Applicant to be granted access to the SVX.US online platform;

d.	Detecting and preventing fraud; and

e.	Performing other investigations as required by and to ensure compliance with the SVX.US, including for example, the SVX.US Platform Access Requirements and any required documentation, securities legislation and other legal and regulatory requirements governing the conduct and protection of the securities markets in the United States or Canada.

10.	The Applicant consents to the disclosure of the information SVX.US collects to securities regulatory authorities in the United States and Canada, as may be requested by such securities regulatory authorities from time to time.

TERM AND TERMINATION

11.	The term of the engagement hereunder shall be for one (1) year, and this Agreement shall be automatically renewed for additional successive one (1) year periods unless either party provides the other with at least 30 days’ notice prior to the date of automatic renewal.

a.	Notwithstanding the foregoing, SVX.US shall have the right, at any time, to halt, or suspend access to the SVX.US online platform or to remove the Applicant, temporarily or permanently, from the SVX.US online platform, with or without notice in the event that the Applicant is in violation of applicable securities legislation or is in breach of this Agreement.

b.	The Applicant may terminate their account with the SVX.US online platform with 30 days’ written notice.

c.	On termination in (a) or (b) above, all unpaid fees and expenses become due and payable.

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d.	This Agreement survives any halt or suspension of the Applicant’s access to the SVX.US online platform, or removal of the Applicant or a termination by the Applicant of its access.

e.	If the SVX.US online platform is no longer being used by SVX.US during the term of the engagement, the Applicant may terminate this Agreement immediately. SVX.US will use reasonable best efforts to assist in the transfer of all data required by the Applicant to continue the offering to the replacement platform operator identified by Applicant. Only unpaid fees and expenses earned prior to the cessation of operation of the online platform will become due and payable (with the exception of those incurred under Section 15).

INDEMNIFICATION

12.	The Applicant agrees to indemnify SVX.US and its affiliates from any third party claims, demands, obligations, losses, liabilities, damages, regulatory investigations, recoveries and deficiencies (including interest, penalties and reasonable attorneys' fees, costs and expenses), which SVX.US may suffer as a result of: (a) any breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Applicant contained in this Agreement or in any certificate or document delivered by Applicant or its agents pursuant to any of the provisions of this Agreement, or (b) any obligation which is expressly the responsibility of Applicant under this Agreement, or (c) any breach, action or regulatory investigation arising from Applicant’s failure to comply with any securities laws, and/or arising out of any alleged misrepresentations, misstatements or omissions of material fact in the issuers' offering memoranda, general solicitation, advertisements and/or other offering documents; in each case other than in respect of claims arising out of the willful misconduct or gross negligence of SVX.US, or SVX.US’s failure to carry out its responsibilities to investors under applicable securities laws.

13.	The Parties acknowledge that a breach or threatened breach of this Agreement of the Confidentiality provisions contained herein may result in either party suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Parties agrees that either party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which that party may become entitled.

FEES

14.	As set forth on Schedule A. Any applicable fees or charges established by SVX.US shall apply for one (1) year following the execution of this Agreement, and are subject to adjustment thereafter in SVX.US’s sole discretion upon 30 days prior written notice, provided that the Applicant shall have the right to terminate this Agreement upon expiration of the 30-day notice period if any such adjustment is not acceptable to the Applicant.

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15.	If the engagement is terminated by either SVX.US or the Applicant, and a transaction is consummated with a party who was "introduced" by SVX.US within 12 months after termination, SVX.US will be entitled to payment of its fees in full as if the engagement was not terminated.

16.	Any claim or dispute arising out of this Agreement or the alleged breach thereof shall be submitted by the Parties to binding and non-appealable arbitration to be administered by the FINRA Dispute Resolution Inc. in accordance with its securities arbitration rules, to be held in California or such other location agreed to between the Parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties shall attempt to resolve any dispute by good faith negotiation or mediation before submitting to arbitration.

CONFIRMATION OF TERMS OF ENGAGEMENT

17.	Having read this Agreement, Applicant agrees to engage SVX.US upon the terms set out therein.

TECHSOUP GLOBAL	BEQUIA SECURITIES, LLC dba SVX.US

By:	By:
Name:	Name:	Lara A. Slachta
Title:	Title:	CEO

SVX.US REPRESENTATIVE

By:
Name:	John Katovich

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Schedule A

Services to be provided by SVX.US:

●	provide advice and assistance to Applicant with regard to approaches and presentations to prospective investors regarding prospective investors’ decision to invest (the “Investment”),

●	provide consultation and assistance with the SVX.US online platform for use by prospective investors,

●	provide other advice and assistance for the purpose of facilitating the development of productive, long-term relationships between Applicant and prospective investors,

●	provide Anti-Money Laundering (“AML”) monitoring services,

●	conduct OFAC checks on prospective investors,

●	provide FinCEN checks on prospective investors,

●	arrange for escrow services through third party,

●	arrange for payment processing where available.

Compensation:

a) Placement Fee. Subject to the terms and conditions set forth herein, Applicant agrees to pay SVX.US a Placement Fee equal to a percentage of the actual gross purchase price of the Investment as defined below:

●	1.00% of total Investment (other than any investment by Microsoft, which investment if made, shall only incur charges related to actual costs of use of the SVX.US platform).

●	Campaign Cap: Applicant’s total fees to both SVX.US and for platform and campaign (including set -up and transaction fees) will be no greater than $115,000 total for the first 12-months of this engagement. SVX.US agrees to cap its fees based on this total amount.

b) Payment Date. Subject to the limitations set forth in this Agreement, compensation due to SVX.US along with a detailed accounting signed off on by Applicant or its authorized representative shall be as follows:

●	Placement fee – payable quarterly for as long as SVX.US is providing the Services for the Applicant’s offering.

c) Expenses. Applicant and SVX.US will each bear its own expenses in connection with the solicitation of prospective investors, including expenses of preparing, reproducing, mailing website hosting and development, and/or delivering offering materials. SVX.US will be entitled to reimbursement from Applicant for direct expenses incurred by SVX.US at the direction and by agreement in writing of Applicant in connection with the offering of Investments, it being understood that the SVX.US shall not be obligated to incur any direct expenses unless it shall have received such direction. Such expenses will be paid to SVX.US by Applicant, as appropriate, promptly on receipt of a written expense reimbursement request.

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